Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/09	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	9%	1/31/90	$6,689,802	7/1/04	$7,109,800	$607,643
2100 Space Park Drive	SOLD	36%	4/3/89	$12,776,245	4/30/09	$8,000,000	$2,797,000
Brookwood Grill	SOLD	38%	1/31/90	$1,819,463	7/1/04	$2,390,200	$872,770
4400 Cox Road	SOLD	57%	7/1/92	$4,689,106	6/21/05	$6,500,000	$3,609,357
Greenville Center	SOLD	100%	6/30/90	$3,820,520	9/30/02	$2,400,000	$2,271,186
Stockbridge Village I	SOLD	57%	4/4/91	$9,635,257	4/29/04	$12,179,487	$6,879,238
WEIGHTED AVERAGE

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	October 1988 – October 1990
PRICE PER UNIT	$1
A/B STRUCTURE	A’s – Cash available for distribution up to first 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8% up to 8%
A/B RATIO AT CLOSE OF OFFERING	89% to 11%
AMOUNT RAISED	$22,206,310

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2009. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund III is in the disposition-and-liquidation phase of its life cycle. We are very pleased to report that we have now sold all of the assets in the Fund, with the closing of 2100 Space Park Drive in the second quarter. This marks the conclusion of this investment program, originally launched in 1988, bringing it full cycle.

Over the course of the remainder of the year, we will be concluding all of the Fund’s activities and liquidating the partnership. The remaining net sale proceeds and operating cash are being reserved (see “Estimated Annualized Yield” table) to fund the remaining expenses and obligations of the partnership associated with its final dissolution. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We will keep you informed regarding the expected timing of a final liquidation distribution of any unused reserves.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $607,643 in net sale proceeds was allocated to Fund III. Of these proceeds, $58,283 was used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. Another $90,075 was distributed to the limited partners in May 2005, and the remaining proceeds of $459,285 were included in the November 2005 distribution.

•

The 2100 Space Park Drive property was sold on April 30, 2009, and $2,797,000 in net sale proceeds was allocated to the Fund. A portion of the proceeds, $158,948, was used to fund joint venture and partnership operating expenses. The remaining proceeds have been reserved to fund the expenses and obligations of the Fund associated with its final dissolution.

•

The Brookwood Grill property was sold on July 1, 2004, and $872,770 in net sale proceeds was allocated to Fund III. Of these proceeds, $84,745 was used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. Another $130,972 was distributed to the limited partners in May 2005, and the remaining proceeds of $657,053 were included in the November 2005 distribution.

•

The 4400 Cox Road property was sold on June 21, 2005, and approximately $3,609,357 in net sale proceeds was allocated to Fund III. Approximately $2,833,662 of these proceeds was included in the November 2005 distribution, and $775,695 was used for lobby renovations and re-leasing costs at 2100 Space Park Drive and Fund operating expenses.

•

The Greenville Center property was sold in 2002, and $1,312,003 of the net sale proceeds was distributed to the limited partners in January 2004. The remaining net sale proceeds of $959,183 were distributed in November 2004.

•

The Stockbridge Village I shopping center property was sold on April 29, 2004, and $6,879,238 in net sale proceeds was allocated to Fund III. Of these proceeds, $626,466 was used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road; $5,698,820 was distributed in November 2004; and the remaining proceeds of $553,953 were distributed in May 2005.

For a more detailed quarterly financial report, please refer to Fund III’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/08(3)
PER “A” UNIT	$1.00	$0.87	N/A	$0.58	$0.16
PER “B” UNIT	$1.00	$0.14	$0.34	$0.55	$0.11

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)

Please refer to the disclosure related to the estimated unit valuations contained in the 1/30/2009 Form 8-K for this partnership. These values have not been adjusted to reflect the impact of the actual sale proceeds realized from the sale of 2100 Space Park Drive, or of the future distribution to the limited partners of cash on hand as of June 30, 2009.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2009	Reserved	Reserved
2008	Reserved	Reserved	Reserved	Reserved	0.00%
2007	3.00%	3.00%	3.00%	Reserved	2.25%
2006	Reserved	3.00%	3.00%	3.00%	2.25%
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	4.50%	4.50%	4.50%	4.50%	4.50%
2002	Reserved	Reserved	Reserved	4.50%	1.13%
2001	6.50%	6.00%	6.00%	Reserved	4.63%
2000	7.00%	Reserved	Reserved	Reserved	1.75%
1999	8.00%	8.00%	8.00%	8.00%	8.00%
1998	7.58%	8.00%	8.00%	9.25%	8.21%
1997	Reserved	Reserved	7.13%	8.04%	3.79%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2008	2007	2006	2005		2004		2003
0.00%	0.00%	0.01%	-21.31	%**	-33.51	%**	0.00%

*	The calculation is reflective of the $1 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFSP0906-0520-3	© 2009 Wells Real Estate Funds